Singer Lewak Greenbaum & Goldstein LLP
10960 Wilshire Blvd., #1100
Los Angeles, CA  90024
(310) 477-3924



September 21, 2001

Mr. Madhana Rao Mankel
Sonic Jet Performance, Inc.
15662 Commerce Lane
Huntington Beach, CA  92649

Dear Mr. Rao:

This is to confirm that the client-auditor relationship between Sonic Jet Performance, Inc. (Commission File Number 000-22273) and Singer Lewak Greenbaum & Goldstein LLP has ceased.

Sincerely,


/s/ Singer Lewak Greenbaum & Goldstein LLP
Singer Lewak Greenbaum & Goldstein LLP